Exhibit 2

CERTIFICATE OF THE SECRETARY OF WHITEHORSE FINANCE, INC.
CERTIFYING RESOLUTIONS APPROVING THE FIDELITY BOND

November 21, 2024

THE UNDERSIGNED, the duly appointed Secretary of WhiteHorse Finance, Inc., a Delaware corporation (the “Company”), an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), does hereby certify that the resolutions set forth below were approved by the Board of Directors of the Company (the “Board of Directors”), including a majority of the directors who are not “interested persons”, as defined in Section 2(a)(19) of the 1940 Act, of the Company, on October 30, 2024, at a meeting of the Board of Directors:

RESOLVED, that the Company shall be named, along with H.I.G. WhiteHorse Advisers, LLC, the Company’s investment adviser (the “Adviser”), and H.I.G. WhiteHorse Administration, LLC, the Company’s administrator (the “Administrator”), as an insured under a joint fidelity bond having an aggregate coverage of $900,000 issued by a reputable fidelity insurance company, against larceny and embezzlement and such other types of losses as are included in standard fidelity bonds, covering the officers and the other employees of the Company from time to time and containing such provisions as may be required by the rules promulgated under the 1940 Act and the rules promulgated thereunder;

FURTHER RESOLVED, that the joint fidelity bond in the amount and form presented at the meeting be, and the same hereby is, approved after consideration of all factors deemed relevant by the Board of Directors, including the amount of such bond, the expected value of the assets of the Company to which any person covered under the joint fidelity bond may have access, the estimated amount of the premium for such bond, the type and terms of the arrangements made for the custody and safekeeping of the Company’s assets and the nature of the securities in the Company’s portfolio;

FURTHER RESOLVED, that the share of the premium to be allocated to the Company, the Adviser and the Administrator for such bond, which is based upon their proportionate share of the premium that they would have to pay if they were to purchase such fidelity bond coverage separately, be, and the same hereby is, approved after consideration of, among other things, the number of other parties insured under such bond, the nature of the business activities of those other parties, the amount of such bond and the extent to which the share of the premium to be allocated to the Company under such bond is less than the premium the Company would have to pay if it were to maintain a single insured bond;

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized to obtain such bond in substantially the form presented at the meeting, with the other named insureds under such bond providing that, in the event that any recovery is received under such bond as a result of a loss sustained by the Company and also by the other named insureds, the Company shall receive an equitable and proportionate share of the recovery, but in no event less than the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the 1940 Act; and

FURTHER RESOLVED, that the Chief Financial Officer of the Company be, and hereby is, designated as the party responsible for making the necessary filings and giving the notices with respect to such bond required by paragraph (g) of Rule 17g-1 under the 1940 Act.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

By:	/s/ Richard Siegel
	Name:	Richard Siegel
	Title:	Secretary

[Signature Page to Secretary’s Certificate]